[Letterhead of Cadre Institutional Investors Trust]

                         SHAREHOLDER SERVICING AGREEMENT

         AGREEMENT made the ___ day of [month], 2001 by and between Cadre Institutional Investors Trust, a Delaware business trust (the "Trust"), and Cadre Securities, Inc. (the "Distributor").

         Pursuant to the terms of this Agreement, the Trust retains the Distributor to furnish, or to enter into agreements with dealers requiring such dealers to furnish, certain shareholder services ("Services") to holders of shares ("Shares") of CMG Advisor Series (the "Fund"), a series of the Trust.

1.       FEE

         (a) The Trust shall, on behalf of the Fund, pay the Distributor quarterly a fee in an amount not to exceed the annual rate of 0.25% of the average daily net assets of the Fund in order to reimburse the Distributor for expenses incurred by it in connection with its provision of shareholder services and its retention of securities dealers and other financial intermediaries that the Distributor retains ("Dealers"), in connection with providing Services. The Distributor will not make payments to any Dealer for services that exceed the annual rate of 0.25% of the average daily net assets of the accounts for which the Dealer provides Services ("Accounts").

         (b) Amounts due to the Distributor hereunder shall be paid not more than 30 days after the end of the applicable calendar quarter.

2.       DUTIES

         The Distributor will assist the Trust by providing, or by arranging for Dealers to provide, the following Services to Fund shareholders:

         (a) maintaining regular contact with shareholders having Accounts and answering their inquiries concerning the Fund and their Accounts;

         (b) distributing sales and service literature provided by the Distributor, particularly to the beneficial owners of Accounts that may be registered in the Dealer's name (street name accounts);

         (c)      establishing and maintaining shareholder accounts and records;

         (d) effecting administrative changes on behalf of shareholders, such as changing dividend options, account designations and shareholder addresses;

         (e) facilitating the transmission of purchase and redemption requests for shareholders; and



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         (f)      providing such other information and services as the Trust may reasonably request.

         The Distributor will enter into agreements with Dealers to provide Services to their customers who own shares of the Fund. In performing its duties hereunder, the Distributor will act, and it will require Dealers to act, in accordance with the reasonable instructions and directions of the Board of Trustees of the Trust, as may be given to the Distributor from time to time, and will comply with the requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules thereunder and all other applicable federal or state laws and regulations.

3.       AMENDMENT

         No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is brought.

4.       LIMITATION OF LIABILITY

         (a) The Distributor shall use reasonable care in performing its duties under the Agreement and shall not be liable to the Fund or the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from the Distributor's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Fund will indemnify the Distributor against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its obligations and duties under the Agreement or by reason of its reckless disregard thereof. The Distributor will indemnify the Fund against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence of the Fund in the performance of its obligations and duties under the Agreement or by reason of its reckless disregard thereof.

         (b) The Trust and the Distributor agree that the obligations of the Trust under this Agreement shall not be binding upon any of the members of the Board of Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Fund, as provided in the Declaration of Trust.

5.       EFFECTIVE PERIOD AND TERMINATION

         The Agreement shall become effective on the date hereof and shall continue for a period of two (2) years (the "Initial Term") from the effective date of the Agreement, unless earlier terminated pursuant to its terms, and shall continue in effect from year to year thereafter for successive terms of one (1) year ("Renewal Term") each, provided that each such Renewal Term is approved at least annually by the vote of a majority of the Board of Trustees of the Trust, including the vote of a majority of Trustees who are not "interested persons," as defined by the 1940 Act and the rules thereunder, of the Trust.


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         Either party may terminate this Agreement, without penalty, at any time upon not less than sixty (60) days' prior written notice to the other party.

         This Agreement shall terminate in the event of its assignment (as defined in the 1940 Act and the rules thereunder) by the Distributor, unless the Distributor shall have obtained prior written consent from the Trust.

6.       REPORTS

         The Distributor shall from time to time provide the Trust such information and reports as the Trust may reasonably request to enable the Trust to monitor and evaluate the Services provided by the Distributor hereunder.

7.       MISCELLANEOUS

         (a) This Agreement shall be construed in accordance with the laws of the State of New York, without reference to conflict of law principles, and by the applicable provisions of the Act. To the extent that the laws of the State of New York conflict with the Act, the latter shall control.

         (b) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

         (c) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (d) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                      CADRE INSTITUTIONAL INVESTORS TRUST, on
                                      behalf of its series known as CMG
                                      Advisor Series

                                      By:
                                         -------------------------------------

                                      Name:
                                           -----------------------------------

                                      Title:
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                                      CADRE SECURITIES, INC.

                                      By:
                                         -------------------------------------

                                      Name:
                                           -----------------------------------

                                      Title:
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